EXHIBIT 99.1

IR BIOSCIENCES HOLDINGS, INC. ANNOUNCES A 2-FOR-1 FORWARD STOCK SPLIT

SCOTTSDALE, Ariz., April 6 /PRNewswire-FirstCall/ -- IR Biosciences Holdings, Inc. (OTC Bulletin Board: IRBO - News; formerly OTC Bulletin Board: IRBH) today announced that its Board of Directors approved a two-for-one forward stock split of its common stock. Each share of the Company's common stock held by each stockholder of record at the close of business on April 5, 2004 (record date) will be reclassified and subdivided into two shares of the Company's common stock. Each stockholder of record at the close of business on the record date may turn in their stock certificates to the transfer agent for new stock certificates.

In connection with the forward stock split, the Company's trading symbol changed from "IRBH" to "IRBO" effective at the opening of the markets on April 6, 2004. The stock will continue to trade on the OTC Bulletin Board.

About IR BioSciences Holdings, Inc.

IR BioSciences Holdings, Inc., formed in 2003, is the sole owner of ImmuneRegen BioSciences, Inc., a biotechnology company engaged in the research and development of applications utilizing modified Substance P, a naturally occurring immunomodulator. Derived from homeostatic substance P, ImmuneRegen has named their proprietary compound "Homspera." IR BioSciences Holdings, Inc.'s initial focus is on the continuing development of Homspera for various applications for use in improving pulmonary function and stimulating the human immune system. For more information, please visit the company's website at www.immuneregen.com.


The matters discussed in this news release contain forward looking statements including relating to the plans of IR BioSciences Holdings, Inc. to effect a two-for-one forward stock split and the timing thereof that are subject to certain risks and uncertainties. IRBH assumes no obligation to update the information in this release.


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Source: IR BioSciences Holdings, Inc.